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                                                  OMB Number           3235-0362
                                                  Expires:     December 31, 2001
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Miller                            Andrew
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   (Last)                            (First)              (Middle)

                         1800 Sherman Avenue, Suite 100
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                                    (Street)

   Evanston                            IL                   60201
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


                       Malan Realty Investors, Inc. (MAL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                 December, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative   6.                 of Underlying      8.      ities     Secur-   of
                    Exer-                      Securities   Date               Securities         Price   Bene-     ity:     In-
                    cise     3.                Acquired (A) Exercisable and    (Instr. 3 and 4)   of      ficially  Direct   direct
                    Price    Trans-   4.       or Disposed  Expiration Date    ----------------   Deriv-  Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)       (Month/Day/Year)            Amount    ative   at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,   ----------------            or        Secur-  of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)     Date       Expira-           Number   ity     Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------ Exer-      tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)   cisable    Date     Title    Shares   5)      4)        4)       4)
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Stock Option                                                                    Common
(right to buy)      $8.80    5/17/01  A         1,000       11/17/01   Note 1   Stock   1,000             1,000    D
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Explanation of Responses:

Note 1: Option will expire on the earlier of the first anniversary of the date on which Mr. Miller ceases to be a director, or May 17, 2011.



        /s/ Linda Y. Kelso                                  February 11, 2002
---------------------------------------------            -----------------------
      Linda Y. Kelso, Attorney-in-Fact                           Date
      for Andrew Miller

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.